Exhibit 10.3

ALABAMA SECURITIES COMMISSION

STATE OF ALABAMA

In the matter of:	)
	)	Matter No. 2010-0016
MORGAN ASSET MANAGEMENT, INC.,	)
a wholly owned subsidiary of MK Holding, Inc., a wholly owned subsidiary of Regions Financial Corporation;	)	ADMINISTRATIVE CONSENT ORDER AS TO RESPONDENTS MKC, MAM and KELSOE
)
)
)
MORGAN KEEGAN & COMPANY, INC.,	)
a wholly owned subsidiary of Regions	)
Financial Corporation,	)
)
JAMES C. KELSOE, JR., BRIAN B.	)
SULLIVAN, GARY S. STRINGER AND
MICHELE F. WOOD

Respondents.

WHEREAS, Morgan Keegan & Company, Inc. (“MKC”) is a broker-dealer in the State of Alabama; and

WHEREAS, Morgan Asset Management, Inc. (“MAM”) is an affiliate of MKC and notice-filed as an investment adviser in the State of Alabama; and

WHEREAS, James C. Kelsoe, Jr. (hereinafter, sometimes referred to as “Kelsoe” or the “Individual Respondent”) was, at relevant times, employed by MAM and registered through MKC; and

WHEREAS, coordinated investigations into the activities of MKC, MAM and Kelsoe, in connection with certain violations of the Alabama Securities Act and other state securities acts, Code of Alabama, §8-6-1, et seq. (1975) (“Act”) and certain business practices, have been conducted by a multistate task force (“Task Force”) and an additional investigation has been conducted by the United States Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) (collectively, the “Regulators”); and

WHEREAS, MKC and MAM have cooperated with the Task Force conducting the investigations by responding to inquiries, providing documentary evidence and other materials, and providing Regulators with access to facts relating to the investigations; and

WHEREAS, MKC, MAM, and the Individual Respondent have advised the Regulators of their agreement to resolve the investigations; and

WHEREAS, MKC, MAM, and the Individual Respondent elect to permanently waive any right to a hearing and appeal under Code of Alabama, §8-6-32 (1975), with respect to this Administrative Consent Order (the “Consent Order”); and

WHEREAS, MKC, MAM, and the Individual Respondent admit the jurisdictional allegations herein, and MKC and MAM admit to the allegations in paragraphs 44 through 46 of Section II, relating to the maintenance of books and records, but MKC, MAM and Kelsoe, except as admitted above, otherwise neither admit nor deny any of the findings of fact, allegations, assertions or conclusions of law that have been made herein in this proceeding;

NOW, THEREFORE, the Alabama Securities Commission (“ASC”), as administrator of the Act, hereby enters this Consent Order:

RESPONDENTS AND PERSONS/ENTITIES AFFILIATED WITH THE RESPONDENTS

1. Respondent Morgan Keegan & Company, Inc. (“MKC”) (CRD No. 4161), a Tennessee corporation, is a registered broker-dealer with the ASC and the SEC, as well as a federally registered investment adviser with the SEC. At all relevant times MKC was properly registered and notice-filed with the ASC. MKC is a wholly owned subsidiary of Regions Financial Corporation (“RFC”) which is headquartered in Birmingham, Alabama. MKC’s primary business address is 50 Front Street, Morgan Keegan Tower, Memphis, Tennessee 38103-9980.

2. Respondent Morgan Asset Management, Inc. (“MAM”), a Tennessee corporation, is a federally registered investment adviser with the SEC (CRD No. 111715) and at all relevant times was properly notice-filed with the ASC. MAM is a wholly owned subsidiary of MK Holding, Inc., a wholly owned subsidiary of RFC. MAM is headquartered in Alabama with a principal business address of 1901 6th Avenue North, 4th Floor, Birmingham, Alabama 35203.

3. Wealth Management Services (“WMS”), a division of MKC, developed, recommended, and implemented asset allocation strategies for MKC and was to perform due diligence on traditional and alternative funds and fund managers for the benefit of MKC, its Financial Advisers (alternatively referred to as “FAs”, “sales force” or “agents”), and certain investor clients.

4. James C. Kelsoe, Jr. (“Kelsoe”) (CRD No. 2166416) was Senior Portfolio Manager of the Funds, as defined in paragraph II.8 below, and was responsible for selecting and purchasing the holdings for the Funds. Kelsoe was an employee of MAM and registered through MKC.

5. Brian B. Sullivan (“Sullivan”) (CRD No. 2741207) was President and Chief Investment Officer of MAM. Sullivan was responsible for the overall management of MAM including oversight of the Funds.

6. Gary S. Stringer (“Stringer”) (CRD No. 2917717) was Director of Investments for WMS. Stringer was responsible for overseeing the due diligence performed on products included on MKC’s “Select List.” The Select List was a list of products, including mutual funds, separate account managers, and alternative investments, that MKC represented as having passed due diligence screening and therefore determined to be appropriate for use in client portfolios. The Select List was available to MKC FAs and was found to have been used by some number of MKC FAs when making investment recommendations to their clients. In addition, WMS, under the direction of Stringer, created and maintained the model mutual fund allocation portfolios available for use by the FAs.

7. Michele F. Wood (“Wood”) (CRD No. 4534832) served as Chief Compliance Officer of the Funds, Chief Compliance Officer of MAM, and Senior Attorney and First Vice President of MKC.

II.

FINDINGS OF FACT

8. The seven (7) funds at issue are Regions Morgan Keegan Select Intermediate Bond Fund (“Intermediate Bond Fund”), Regions Morgan Keegan Select High Income Fund (“Select High Income Fund”), Regions Morgan Keegan Advantage Income Fund (“Advantage Income Fund”), Regions Morgan Keegan High Income Fund (“High Income Fund”), Regions Morgan Keegan Multi-Sector High Income Fund (“Multi-Sector High Income Fund”), Regions Morgan Keegan Strategic Income Fund (“Strategic Income Fund”), and Regions Morgan Keegan Select Short Term Bond Fund (“Short Term Bond Fund”) (collectively, the “Funds”).

9. Six (6) of the seven (7) Funds were largely invested in mezzanine and lower subordinated “tranches,” or slices, of structured debt instruments, which carry more risk than the senior tranches.1 The Funds were comprised of many of the same holdings. On June 30, 2007, approximately two-thirds (2/3) of

[1]	The seventh, the Short Term Bond Fund, had significant investments in mezzanine and subordinated tranches of structured debt instruments.

the holdings of the four (4) closed-end funds and the Select High Income Fund were substantially identical. Approximately one quarter (1/4) of the Intermediate Bond Fund’s holdings corresponded to the holdings of the five (5) high yield Funds. The Funds were highly correlated, meaning they behaved like each other under similar market conditions. The combination of subordinated tranche holdings and the high correlation of the Funds caused investors owning more than one (1) of these funds to have a heightened risk of over concentration.

10. The Funds were created and managed by Kelsoe, MAM Senior portfolio manager. Kelsoe was also principally responsible for the purchase and sale of all of the holdings in the Funds.

11. When WMS ceased reporting and dropped its coverage of the Select Intermediate Bond Fund and Select High Income Fund in July 2007, it failed to announce the drop in coverage in writing until November, 2007. WMS did not publish a withdrawal of its prior analysis or recommend the Funds’ replacement.

12. On January 19, 2007, WMS announced it was reclassifying the Intermediate Bond Fund on the Select List from “Fixed Income” to “Non-Traditional Fixed Income.” Meanwhile, WMS profiles for the Intermediate Bond Fund continued to label it as the “Intermediate Gov’t/Corp Bond.”

13. Certain of the Funds’ annual, semi-annual, and quarterly reports filed with the SEC did not adequately disclose the risks of subordinated tranches and the quantity of subordinated tranches held within the Funds.

14. MAM produced quarterly glossies for all seven (7) Funds. In the glossies, MAM did not adequately describe the risks of owning the lower tranches of structured debt instruments or the quantity of such holdings within the Funds.

15. MKC, through WMS, produced quarterly Fund Profiles for the Intermediate Bond Fund, the Select High Income Fund, and the Short Term Bond Fund that did not adequately describe the risks of owning the lower tranches of structured debt instruments or the quantity of such holdings within the Funds.

16. In SEC filings and state notice filings of March and June 2007 involving the Funds, Four Hundred Million Dollars ($400,000,000.00) of what MAM characterized as corporate bonds and preferred stocks were, in fact, the lower, subordinated tranches of asset-backed structured debt instruments. MAM eventually reclassified certain of these structured debt instruments in the March 2008 Form N-Q Holdings Report for the three (3) open-end funds.

17. In SEC filings, MAM compared the four (4) closed-end funds and the Select High Income Fund (collectively the “RMK high-yield funds”), which contained approximately two-thirds (2/3) structured debt instruments, to the Lehman Brothers U.S. High Yield Index (“Lehman Ba Index”). The Lehman Ba Index is not directly comparable to the RMK high-yield funds given the fact that the Lehman Ba Index contained only corporate bonds and no structured debt instruments.

18. Certain marketing materials and reports minimized the risks and volatility associated with investing in funds largely comprised of structured debt instruments. In the June 30, 2007 glossy, and in previous quarterly glossies created by MAM, MAM and MKC marketed the Intermediate Bond Fund as a fund appropriate for “Capital Preservation & Income.” MAM later revised the Intermediate Bond Fund glossy in September 2007 by removing the caption “Capital Preservation & Income” and replacing it with “Income & Growth,” and by removing the word “stability,” which had previously been used to describe the fund.

19. The Intermediate Bond Fund glossies dated June 30, 2007, and September 30, 2007, stated that the Intermediate Bond Fund “…does not invest in speculative derivatives.” However, the Intermediate Bond Fund did use derivatives, including interest-only strips, and collateralized debt obligations (CDOs), which are derived from the mezzanine and lower tranches of other debt securities.

20. Respondent MKC through WMS labeled the Intermediate Bond Fund with varying names. None of the three labels “Taxable Fixed Income”, “Enhanced Low-Correlation” and “Intermediate Gov’t/Corp Bond” used by MKC adequately portrayed the nature of the Intermediate Bond Fund, of which approximately two-thirds (2/3) of the portfolio was invested in the mezzanine or lower subordinated tranches of structured debt instruments. The label “Gov’t/Corp Bond,” which first appeared on the December 31, 2006 profile sheet, was never changed after that date.

A.	SUPERVISION AND SUPERVISORY DUE DILIGENCE

21. During the period January 1, 2007 through July 31, 2007, preceding the collapse of the subprime market, MAM made 262 downward price adjustments for the purpose of adjusting the net asset value (“NAV”) of the Funds. In some instances, MAM’s communications led MKC, through its sales force, to actively discourage investors from selling the Funds — even while fund prices continued to decline — by advising investors to “hold the course.” Some members of MKC, MAM, and their management personnel continued during this period to advise FAs and investors to buy the Funds through, inter alia, statements that characterized the decline as “a buying opportunity.”

22. MKC and MAM failed to adequately supervise the flow of information to the MKC sales force concerning the Funds. For example, in conference calls with the sales force, the senior portfolio manager for the Funds cited sub-prime fears and liquidity as the primary factors for a decline in the net asset value of the Funds without fully explaining the market impact on certain securities held by the Funds.

23. WMS did not complete a thorough annual due diligence report of the open-end funds and the management of the open-end funds in 2007. A fixed income analyst for WMS, attempted to complete an annual due diligence review of the open-end funds and the management of the open-end funds in the summer of 2007, but was unsuccessful due to Kelsoe’s and MAM’s failure to provide sufficient information and Kelsoe’s failure to be available for a meeting during normal operating hours. Subsequently, WMS failed to notify the MKC sales force of WMS’s failure to complete the annual on-site due diligence review. An incomplete draft of WMS’s annual due diligence report for internal use only was submitted by the WMS analyst, but it was neither completed nor released to the sales force.

24. On July 31, 2007, WMS dropped coverage of all proprietary products, which included the funds for which WMS could not produce a thorough report. This fact was not disclosed in writing to the sales force until November 2007.

25. Based on WMS’s one (1) page, one (1) paragraph report of the August 18, 2006 on-site due diligence review, the due diligence visits by the

WMS fixed income analysts were not “detailed, thorough, and exhaustive,” as advertised by MKC. There are two (2) WMS profiles of the Intermediate Bond Fund dated September 30, 2006. The sections titled “investment philosophy” in the profile sheets contain substantial differences. The first WMS profile for the Intermediate Bond Fund, based on the information for the quarter ending September 30, 2006, is titled “Taxable Fixed Income.” The first profile, much like previous quarterly profiles, does not refer to any of the holdings as “inferior tranches.” Neither does it mention potential lack of demand and lack of liquidity. Further, it includes the statement that “The fund does not use derivatives or leverage.”

26. WMS’s changing of the Intermediate Bond Fund profile label indicated WMS’s inability and lack of supervision in the creation of these marketing pieces to accurately categorize the Intermediate Bond Fund. Within one (1) quarter, WMS identified the Intermediate Bond Fund three (3) different ways:

September 30, 2006 - Taxable Fixed Income

September 30, 2006 - Enhanced Low Correlations Fixed Income

December 31, 2006 - Intermediate Gov’t/Corp Bond

27. The “Gov’t/Corp Bond” label implied that the Intermediate Bond Fund holdings were predominately government and corporate bonds carrying a certain degree of safety. This improper labeling indicates a failure to conduct proper due diligence, a duty of MKC.

28. In addition, all profiles for the Intermediate Bond Fund from March 31, 2006, through June 30, 2007, stated that Kelsoe was joined by Rip Mecherle (“Mecherle”) as assistant portfolio manager. Mecherle left MAM in 2004. The failure to detect the errors in promotional materials relating to management does not reflect the “detailed, thorough, and exhaustive due diligence” claimed by MKC in its sales and promotional material distributed to investors.

B.	SUITABILITY OF RECOMMENDATIONS

29. Respondent MAM indicated that risks and volatility were minimized in the Intermediate Bond Fund portfolio. In the June 30, 2007 glossy, and previous quarterly glossies created by MAM, Respondents marketed the Intermediate Bond Fund’s broad diversification of asset classes three (3) times on the first page of each of the glossies, when in fact, approximately two-thirds (2/3) of the Intermediate Bond Fund portfolio was composed of structured debt instruments which included risky assets. The four (4) closed-end funds also advertised diversification among asset classes, despite the similarities in asset classes as set forth in Section C below.

30. Furthermore, the glossies emphasized the Select High Income Fund’s net asset value as being less volatile than typical high-yield funds. The glossies failed to state that a reason for any lower volatility was that the structured debt instruments within the Select High Income Fund were not actively traded, and that the daily fair value adjustments of certain holdings were imprecise in a market that became illiquid.

31. In certain cases, MKC and its sales force failed to obtain adequate suitability information regarding risk tolerance that was necessary to determine suitability for using the Funds for regular brokerage account customers. New account forms for regular brokerage accounts provided a menu of four (4) investment objectives to choose from: Growth, Income, Speculation, and Tax-Advantaged. Risk tolerance was not addressed by the form, was not noted by the sales force whose records were examined during the investigation, and may not have been taken into consideration when the sales force made its recommendations.

32. In at least one instance, an agent of MKC provided a customer with a self-made chart assuming the hypothetical growth of One Hundred Thousand Dollars ($100,000.00) over five (5) years, and comparing the rate of return on CDs to the return on the Intermediate Bond Fund. The chart failed to address any risks of investing in the fund, save the caption “Not FDIC Insured.”

C.	ADVERTISEMENTS BY RESPONDENTS

33. Marketing glossies prepared by MAM for the Intermediate Bond Fund and Select High Income Fund contained allocation pie charts dividing the categories of holdings by percentages of the total portfolio. Between June 2004 and March 2005, the pie charts for both funds changed significantly: MAM divided the category originally titled “asset-backed securities” into multiple categories. These changes indicated that the holdings of these Funds were more diversified than they actually were because the majority of the portfolios continued to be invested in asset-backed securities.

a.

In the Intermediate Bond Fund glossy dated June 30, 2004, the Asset-Backed Securities (ABS) and Commercial Mortgage Backed Securities (CMBS) are listed under a single heading comprising seventy percent (70%) of the portfolio.

b.	In the Intermediate Bond Fund glossy dated December 31, 2004, the pie chart was revised and the ABS and CMBS are shown as separate categories, but together still comprise seventy-six percent (76%) of the portfolio.

c.

The Intermediate Bond Fund glossies dated March 31, 2005, show the ABS category further split into six (6) categories that, together with CMBS, comprised seventy-seven percent (77%) of the portfolio. Those six (6) categories were: “Manufactured Housing Loans,” “Home Equity Loans,” “Franchise Loans,” “Collateralized Debt Obligations,” “Collateralized Equipment Leases,” and “Other.” Subsequent glossies continue to show the ABS split into six (6) categories.

d.

In the Select High Income Fund glossy dated June 30, 2004, the Asset Backed Securities (ABS) and Commercial Mortgage Backed Securities (CMBS) are listed under a single heading comprising sixty percent (60%) of the portfolio.

e.

In the Select High Income Fund glossy dated December 31, 2004, the pie chart was revised and the ABS and CMBS are shown as separate categories, but together still comprise fifty-nine percent (59%) of the portfolio.

f.	The Select High Income Fund glossy dated March 31, 2005, shows the ABS category further split into six (6) categories which, together with CMBS, comprised sixty-

four (64%) of the portfolio. Those six (6) categories were: “Collateralized Debt Obligations,” “Manufactured Housing Loans,” “Collateralized Equipment Leases,” “Franchise Loans,” “Home Equity Loans,” and “Other.” Subsequent glossies continue to show the ABS split into six (6) categories.

34. The pie charts in the glossies for the High Income Fund were also changed in a similar manner between June 2004 and March 2005.

35. Similar changes were also made to pie charts in glossies for the Advantage Income Fund and the Strategic Income Fund between December 2004 and March 2005.

36. Respondent MKC used different index comparisons in the Select High Income Fund “Profile” sheets produced by WMS. These profile sheets compared the Select High Income Fund to the Credit Suisse First Boston High Yield Index, as well as the Merrill Lynch US High Yield Cash BB Index. These two indices only contain corporate bonds and no structured debt instruments. The Select High Income Fund contained substantially different risks than the portfolios within either of the two indices, and therefore these benchmarks were not directly comparable.

D.	REQUIRED EXAMINATIONS OF CUSTOMER ACCOUNTS TO DETECT AND PREVENT IRREGULARITIES OR ABUSES

37. While the models for WMS managed accounts limited the use of the Intermediate Bond Fund to certain percentages, usually no more than fifteen percent (15%) of any client’s portfolio, there was no such limitation for non-managed accounts. Additionally, no guidance was provided to the FAs regarding limiting concentrations of the Intermediate Bond Fund in non-managed accounts. As a result, certain customer accounts contained in excess of a twenty percent (20%) concentration of the Intermediate Bond Fund.

38. The four closed-end funds, the Select High Income Fund and the Intermediate Bond Fund were all highly correlated. However, MKC provided limited guidance to the FAs regarding limiting concentrations of combinations of the Funds in non-managed accounts.

39. Up until six (6) months before the collapse of the fund, WMS classified the Intermediate Bond Fund as “Core Plus” in the Fixed Income section of the Select List. At that time it was reclassified as “Alternative Fixed Income” in the Non-Traditional section of the Select List. Yet MKC’s concentration for many of its non-WMS managed accounts continued to be above twenty percent (20%) which could indicate its use as a core holding. An e-mail chain from Gary S. Stringer of WMS states as follows:

From: Stringer Gary [Gary.Stringer@morgankeegan.com]

Sent: Tuesday, May 15, 2007 4:10 PM

To: Hennek, Roderick

Subject: Re: RMK Intermediate Bond Fund

Rod,

I did notice that you didn’t cc anyone on your email, and I appreciate that. We’ve always had good, candid conversation.

You have a good point in that we have some low correlation equity strategies on the Traditional side. What worries me about this bond fund is the tracking error and the potential risks associated with all that asset-backed exposure. Mr & Mrs Jones don’t expect that kind of risk from their bond funds. The bond exposure is not supposed to be where you take risks. I’d bet that most of the people who hold that fund have no idea what’s it’s actually invested in. I’m just as sure that most of our FAs have no idea what’s in that fund either. They think the return are great because the PM is so smart. He definitely is smart, but it’s the same as thinking your small cap manager is a hero because he beat the S&P for the last 5 years.

If people are using RMK as their core, or only bond fund, I think it’s only a matter of time before we have some very unhappy investors.

(Emphasis added.).

Certain MKC brokers and branch managers interviewed during the investigation stated that they received limited or no guidance as to appropriate concentrations of the Funds to use within clients’ accounts.

E.	REQUIREMENT TO CONDUCT AN ADEQUATE AND THOROUGH CORRESPONDENCE REVIEW

40. An agent of MKC provided one known customer with a self-made chart assuming the hypothetical growth of One Hundred Thousand Dollars ($100,000.00) over five (5) years, and comparing the rate of return on CDs to the return on the Intermediate Bond Fund. The chart failed to address any risks of investing in the fund, save the caption “Not FDIC Insured.”

41. The MKC agent referred to in the preceding paragraph created a sales illustration in which he compared the returns for the Intermediate Bond Fund to the returns for traditional bank CDs. The agent used the illustration in order to market the Intermediate Bond Fund to bank customers. The agent stated that he created the illustration and that the illustration was not reviewed or approved by appropriate supervisory personnel of MKC. The chart fails to address any risks of investing in the Intermediate Bond Fund, save the caption “Not FDIC Insured.”

F.	SUPERVISION

42. Carter Anthony, President of MAM from 2001 until the end of 2006, has testified under oath that he conducted performance reviews of all MAM mutual fund managers that included reviews of their portfolios and trading. However, he testified that he did not conduct the same supervisory review and oversight of Kelsoe and the Funds because he was instructed to “leave Kelsoe alone.” MAM denies that any such instruction was given.

43. In December 2001, Kelsoe signed a new account form as branch manager, when he, in fact, was never a branch manager nor held any supervisory/compliance licenses. Proper supervision of Kelsoe’s activities would have detected such an unauthorized action on his part.

G.	MAINTENANCE OF REQUIRED BOOKS AND RECORDS

44. MAM’s Fund Management fundamental and qualitative research was touted in marketing and research material.

45. MAM, through its Portfolio Managers, selected securities for investments by the Funds’ portfolios. MAM was consulted regarding the fair valuation of certain securities held by the portfolios. Adequate documentation was not retained as to pricing adjustments recommended by MAM to be made to certain of the securities.

46. WMS performed annual due diligence reviews of certain of the Funds and Fund management (MAM and Kelsoe). In mid-2007, MAM and Kelsoe did not provide sufficient information to allow completion of the 2007 annual due diligence review conducted by MKC through WMS. Kelsoe did not make himself available for a meeting during normal operating hours, further delaying the completion of WMS’s on-site due diligence review. As a consequence, the report for two of the open-end funds was not completed. By August 2007, WMS dropped coverage of proprietary products and a report for 2007 was never released to the MKC sales force.

H.	RESPONSIBILITIES AND CONDUCT OF JAMES KELSOE

47. In addition to his duties regarding management of the Funds and selection of investments, Kelsoe was responsible for reviewing information regarding holdings of the Funds to be included in marketing materials and filings with the SEC. Kelsoe also was responsible for supervising his staff’s involvement with these processes, as well as their interaction with third parties. Kelsoe had the most knowledge at MAM about the nature of the holdings of the Funds, including the types of securities being purchased or sold for the Funds, the risks associated with the holdings, and the correlation of the holdings among the Funds. Kelsoe and his staff provided information for the preparation of regulatory filings, marketing materials, reports and communications about the Funds. Kelsoe contributed to and delivered commentaries for the Funds and management discussions of fund performance. The SEC filings for the Funds, for which Kelsoe and his staff furnished information regarding holdings of each of the Funds, were provided to Kelsoe for his review prior to filing.

48. Kelsoe contributed to and was aware of the usage of the glossies and certain other marketing materials for the Funds by MAM, as described above, including the descriptions of the Funds, the allocation pie charts, the use of benchmarks, and characterizations of risks and features of the Funds.

49. Kelsoe’s involvement in the fair valuation process for securities held by the Funds during the period from January 1, 2007 to July 31, 2007, including influencing some dealer confirmations that were returned, contributed to certain inaccurate valuations of selected holdings on various dates during that period.

50. From January 1, 2007 through July 31, 2007, Kelsoe did not retain documentation relating to his recommendations of price changes of certain securities held by the Funds. These recommendations were used on occasion in the calculation of the daily net asset values of the Funds.

51. From January 1, 2007 through July 31, 2007, Kelsoe failed to review and approve certain emails and other communications of his staff that characterized the downturn of the market for certain securities contained within the Funds as a “buying opportunity,” which were circulated to certain MKC FAs.

III.

CONCLUSIONS OF LAW

1. The ASC is responsible for the enforcement of laws governing the issuance, sale, and other transactions relative to securities pursuant to Code of Alabama §8-6-50 (1975).

2. In violation of Code of Alabama, §8-6-3(j)(10) (1975)2 and ASC Rule 830-X-3-.13, MKC and/or MAM conducted and participated in the following practices:

a.	MAM failed to adequately disclose in quarterly, semi-annual and annual reports filed with the SEC prior to late 2007 some of the risks associated with investment in the Funds.

b.

In SEC disclosure filings, MAM classified approximately Four Hundred Million Dollars ($400,000,000.00) of asset-backed securities as corporate bonds and preferred stocks, when they were the lower tranches of asset-backed structured debt instruments.

c.	MKC and MAM used industry benchmarks not directly comparable to the Funds.

d.	In certain marketing and disclosure materials, MKC and MAM did not correctly characterize the Funds and their holdings.

[2]

Certain statues within the Alabama Securities Act require willful conduct for a violation to be actionable, but, as with federal securities laws, a “willful violation” means merely “that the person charged with the duty knows what he is doing.” Wonsover v. SEC, 205 F.3d 408, 413 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949). Bayhi v. State, 629 So. 2d 782, Favor v. State, 389 So. 2d 556.

e.	In certain instances, MKC and MAM failed to adequately disclose to retail customers the Funds’ risks of volatility and illiquidity.

f.	In certain instances, MKC, through some of its FAs, inappropriately compared the returns of the Intermediate Bond Fund to the returns of certificates of deposit and other low risk investments.

g.	In certain marketing materials, MKC and MAM used charts and visual aids that demonstrated a level of diversification in the Funds that did not exist.

3. In violation of Code of Alabama, §8-6-3(j)(10) (1975) and ASC Rule 830-X-3-.13, MKC and/or MAM failed to reasonably supervise their agents, employees and associated persons in the following manner:

a.	In certain instances, MKC and MAM allowed the Funds’ manager, Kelsoe, to operate outside of the firm organizational supervisory structure.

b.	In certain instances, MAM and MKC failed to perform adequate supervisory reviews of Kelsoe.

c.	MKC, through WMS, and MAM failed to perform sufficient due diligence reviews of the Funds.

d.	MAM and MKC allowed Kelsoe to improperly influence the net asset value calculations of the Funds in certain instances during the period from January through July of 2007.

e.	MKC failed to assure adequate training and supervision of certain agents in the composition and true nature of the funds.

f.	MKC allowed agents to recommend (or in discretionary accounts, to purchase) an overconcentration of the Funds in some client accounts.

4. In violation of Code of Alabama, §8-6-3(j)(7) (1975) and ASC Rule 830-X-3-.12, MKC and/or MAM failed to make suitable recommendations to some investors as demonstrated by the following:

a.	MKC allowed agents to recommend (or in discretionary accounts, to purchase) an overconcentration of the Funds in some client accounts.

b.	MAM and MKC recommended and sold the Intermediate Bond Fund and the Short Term Bond Fund to clients as a low risk, stable principal, liquid investment opportunity.

c.	In a number of instances, MKC sold or recommended investments to retail investors without determining the risk tolerances of the investors.

5. In violation of Code of Alabama, §8-6-3(j)(10) (1975) and ASC Rule 830-X-3-.13(3)(b), MKC failed to enforce their supervisory procedures in the following manner:

a.	MKC failed to review certain customer accounts for over concentration and proper diversification.

b.	MKC failed to adequately determine suitability of the Funds as it related to the investment needs of certain of their clients.

6. In violation of Code of Alabama, §8-6-3(j)(10) (1975) and ASC Rule 830-X-3-.13(c), MKC and/or MAM in many instances failed to review correspondence and marketing materials used by associated persons to sell the Funds:

a.	MKC failed to discover that an agent used a comparison of the return of the Intermediate Bond Fund to the returns of a bank certificate of deposit.

b.	MAM and MKC allowed marketing materials containing inaccurate representations relating to the composition of the Funds to be used by their agents.

c.

MAM and MKC allowed marketing materials that represented that no derivative products were contained in the Select Intermediate Fund to be used by agents, when in fact some derivative products were contained in the Fund.

7. In violation of ASC Rule 830-X-3-.12, in certain cases, MAM and MKC inappropriately recommended the purchase of the Funds for client portfolios without reasonable justification that said recommendation was suitable for the client.

8. In violation of Code of Alabama, §8-6-3(j)(7) (1975), MKC distributed marketing materials and MAM distributed disclosure materials that were inaccurate:

a.	MAM failed to adequately disclose in quarterly, semi-annual and annual reports filed with the SEC prior to late 2007 some of the risks associated with investment in the Funds.

b.

In SEC disclosure filings, MAM classified approximately Four Hundred Million Dollars ($400,000,000.00) of asset-backed securities as corporate bonds and preferred stocks, when they were the lower tranches of asset-backed structured debt instruments.

c.	MKC and MAM used industry benchmarks not directly comparable to the Funds.

d.	In certain marketing and disclosure materials, MKC and MAM did not correctly characterize the Funds and their holdings.

e.

In certain instances, MKC, through some of its FAs, inappropriately compared the returns of the Intermediate Bond Fund to the returns of certificates of deposit and other noncomparable lower risk investments.

9. In violation of the Code of Alabama, §8-6-3(j)(2) (1975) and ASC Rules 830-X-3-.14 and 830-X-3-.16, Kelsoe failed to retain documentation relating to his recommendations of price changes of certain securities held by the Funds.

10. In violation of Code of Alabama, §8-6-3(j)(10) (1975) and ASC Rule 830-X-3-.13, Kelsoe failed to reasonably supervise his staff by failing to review and approve certain emails and other communications of his staff that characterized the downturn of the market for certain securities contained within the Funds as a “buying opportunity,” which were circulated to certain Morgan Keegan Financial Advisors.

11. In further violation of the Alabama securities laws, Kelsoe participated in the advertising and supervisory violations set forth above.

12. As a result of the foregoing, the ASC finds this Consent Order and the following relief appropriate and in the public interest, and consistent with the Act.

IV.

ORDER

On the basis of the Findings of Fact, Conclusions of Law, and MKC’s, MAM’s and Kelsoe’s consents to the entry of this Order,

IT IS HEREBY ORDERED:

1. Entry of this Consent Order concludes the investigation by the ASC and any other action that the ASC could commence under applicable Alabama law on behalf of the ASC as it relates to Kelsoe, MKC and MAM, any of their affiliates, and any of their past or present employees or other agents in any way relating to the Funds, and acceptance by the ASC of the settlement offer and payments referenced in this Consent Order shall be in satisfaction of and preclude any action that the ASC could commence under applicable Alabama law against the foregoing; provided however, that excluded from and not covered by this paragraph are (a) individual sales practice violations that could have been brought even had the violations asserted herein against MKC, MAM, or Kelsoe not occurred, and (b) any claims by the ASC arising from or relating to violations of the provisions contained in this Consent Order. Nothing in this paragraph shall preclude the ASC from opposing a request for expungement by a past or present employee or other agent before a regulatory or self-regulatory entity, any court of competent jurisdiction, or any hearing officer, under circumstances it deems appropriate. This paragraph also has no application to the individual respondents who are not parties/signatories to this Consent Order.

2. This Consent Order is entered into for the purpose of resolving in full the referenced multistate investigation with respect to Respondents who have executed this Consent Order and any of their affiliates, as such investigation relates to the allegations of the Joint Notice of Intent to Revoke Registration. This Consent Order does not nullify, dismiss, impact, or otherwise affect investigations or proceedings as to any individual or person who is not a party or an affiliate of said party to this Consent Order.

3. The findings of fact, conclusions of law and order contained in this Consent Order have been extensively negotiated. Notwithstanding anything contained herein or at law or in equity to the contrary, nothing contained in this Consent Order, including without any limitation any finding of fact, allegation, assertion, or conclusion of law herein, shall preclude, impact, affect, limit, or bar in any manner whatsoever any claims or actions against, or defenses of, Sullivan, Stringer, or Wood based on the same circumstances and/or legal theories contained herein. This Consent Order shall not be admissible as evidence of any alleged violations in any proceeding brought by Regulators against the individual respondents other than Kelsoe.

4. MKC, MAM, and Kelsoe will CEASE AND DESIST from violating the Act, and will comply with the Act.

5. Pursuant to this Alabama Consent Order ((SC-2010-0016) and related Consent Orders of the States of Tennessee (Docket No.: 12.06-107077J/Order No. 11-005), South Carolina (File No.: 08011), Kentucky (Agency Case No.: 2010-AH-021/Administrative Action No.: 10-PPC0267), and

Mississippi (Administrative Proceeding File No. S-08-0050), the offer of settlement in SEC Administrative Proceeding (File No. 3-13847) (the “SEC Order”) and the FINRA Letter of Acceptance, Waiver and Consent No. 2007011164502, MKC and MAM shall pay in resolution of all of these matters, within ten (10) days of the entry of the SEC Order the sum of Two Hundred Million Dollars ($200,000,000.00) to be distributed as follows: 1) One Hundred Million Dollars ($100,000,000.00) to the SEC’s Fair Fund to be established in this matter for the benefit of investors in the Funds that are the subject of the SEC Order; and 2) One Hundred Million Dollars ($100,000,000.00) to a States’ Fund to be established in this matter for the benefit of investors in the Funds that are the subject of this Consent Order. Any costs, expenses, and charges associated with the Fair Fund and States’ Fund management and distributions shall be paid by MKC and MAM and shall not diminish the fund corpus. The Fair Fund and the State’s Fund shall be distributed pursuant to distribution plans drawn up by the administrator(s) (“Fair Fund Administrator” for the SEC’s portion and “Fund Administrator” for the States’ portion). The administrator(s) are to be respectively chosen by a representative designated by the state agencies of Alabama, Kentucky, Mississippi, Tennessee, and South Carolina (“States’ Fund Representative”), and the SEC. Nothing in this paragraph shall require or limit the SEC’s and the States’ choice of fund administrators which may or may not be the same entity or person for both funds. Respondents shall pay the sum of One Million Two Hundred Nine Thousand Dollars ($1,209,000.00) as reimbursement of direct and indirect costs and expenses of the ASC’s cost for investigating this matter, which shall be payable to, or pursuant to the direction of, the Alabama Securities Commission.

6. MKC and MAM shall pay the sum of One Million Seven Hundred Ten Thousand Three Hundred Eighty Seven Dollars ($1,710,387.00) to the ASC as a monetary settlement and investigative costs, which amount constitutes the State of Alabama’s share of the state settlement amount of Ten Million Dollars ($10,000,000.00), which shall be payable as follows: One Million Five Hundred Thousand Dollars ($1,500,000.00) payable to the Alabama Securities Commission; One Hundred Thousand Dollars ($100,000.00) payable to the Office of the Attorney General, State of Alabama; and One Hundred Ten Thousand Three Hundred Eighty Seven Dollars ($110,387.00) payable to the Investor Protection Trust (“IPT”) for investor education and training in and for the State of Alabama. All funds shall be delivered to the office of the ASC within ten (10) days of the later of the execution of this Consent Order or the date on which the SEC Order is entered. In the event another state securities regulator determines not to accept the settlement offer, the total amount of the payment to the State of Alabama shall not be affected.

7. MKC and MAM shall also pay the sum of Twenty-three Thousand Dollars ($23,000.00) to the North American Securities Administrators Association (“NASAA”) as reimbursement for its costs, expended on states behalf.

8. Kelsoe shall cause to be paid the sum of Fifty Thousand Dollars ($50,000.00) to the ASC as a monetary penalty, which amount constitutes the State of Alabama’s proportionate share of the state settlement amount of Two Hundred Fifty Thousand Dollars ($250,000.00), which shall be payable to the Alabama Securities Commission. All funds shall be delivered to the office of the ASC within ten (10) days of the later of the execution of this Consent Order or the date on which the SEC Order is entered. Acceptance of the settlement offer and the payment referenced above in this paragraph by the ASC shall be in full satisfaction of and preclude any action that the Division could commence under applicable law against Kelsoe related in any way to his management of the Funds, and otherwise disposes of claims against Kelsoe as set forth in this Consent Order.

9. As additional consideration for the dismissal of the administrative proceeding by the ASC, Kelsoe does hereby agree to the revocation of all existing registrations and/or licenses and to an Order of Permanent Bar:

a. He shall not apply for registration as an issuer agent, broker-dealer agent or investment adviser representative in the State of Alabama.

b. He shall not serve as an officer, director, or manager of, or issuer of interests in, a mutual fund, money market fund, pooled-investments or similar securities and investment vehicles which are publicly offered or sold in the State of Alabama.

10. If any payments are not made by MKC, MAM, or on behalf of Kelsoe, the ASC may vacate this Consent Order, at its sole discretion, upon thirty (30) days notice to MKC and/or MAM, or as appropriate, Kelsoe, and, without opportunity for an administrative hearing, enter a final order or decree if such default is not cured to the satisfaction of the regulators within the thirty (30) day notice period. Any dispute related to any payments required under this Consent Order shall be construed and enforced in accordance with, and governed by, the laws of the State of Alabama without regard to any choice of law principles.

11. This Consent Order shall not disqualify MKC and MAM, or any of their affiliates or registered representatives from any business that they otherwise are qualified or licensed to perform under any applicable state law and is not intended to and shall not form the basis for any disqualification or suspension in any state. Further, this Consent Order is not intended to and shall not form the basis for any disqualifications contained in the federal securities law, the rules and regulations thereunder, the rules and regulations of self-regulatory organizations, or various states’ securities laws including but not limited to any disqualifications from relying upon the registration exemptions or safe harbor provisions.

12. MKC, MAM, and all of their existing and future affiliates and subsidiaries are prohibited from creating, offering or selling a proprietary fund3 that is a registered investment company and is marketed and sold to investors other than institutional and other qualified investors as defined in Section 3(a)(54) of the Securities Exchange Act of 1934, 15 U.S.C. § 78c(a)(54), (“proprietary fund”) for a period of two (2) years from the entry of the first of the State Consent Orders to be entered in this matter. MKC, MAM, their affiliates or subsidiaries, may seek permission to resume offering or begin offering a proprietary fund in Alabama after the lapse of the first year of the prohibition, but may not proceed with the offer and sale of such proprietary fund in Alabama prior to receiving the express written consent and approval of the Administrator of the ASC.

13. State Regulatory Audits or Examinations as authorized by Code of Alabama, §8-6-3(i) (1975). In addition to any state regulatory audits or examinations authorized by State statute, the state regulatory authority may conduct appropriate audits or examinations of the offices and branch offices of the Respondents MKC and MAM. Appropriate costs associated with such audits or examinations conducted within two (2) years from the date of this Consent Order,

[3]	Any such proprietary fund is specifically deemed to be subject to the oversight in paragraph 14.

shall be borne by MKC and/or MAM. This provision in no way limits the assessment of costs by states which routinely assess registrants with the costs of audits.

14. If prior to January 1, 2016, MKC and/or MAM shall again form and sell any proprietary investment products4, they shall at that time retain, for a period of three (3) years, at their own expense, an independent auditor, acceptable to the representative designated by the state agencies of Alabama, Kentucky, Mississippi, Tennessee, and South Carolina (“States’ Representative”) and the SEC. The independent auditor cannot be an affiliated entity of MKC or MAM. Further, to ensure the independence of the independent auditor, MKC and/or MAM: (a) shall not have the authority to terminate the independent auditor without prior written approval of the States’ Representative; (b) shall not be in and shall not have an attorney-client relationship with the independent auditor and shall not seek to invoke the attorney-client or any other privilege or doctrine to prevent the independent auditor from transmitting any information, reports, or documents to the States; and (c) during the period of engagement and for a period of two (2) years after the engagement, shall not enter into any employment,

[4]

The term “proprietary investment product” or “proprietary product” or proprietary fund, as used in this Consent Order, refers to those investment products or offerings which MKC and/or MAM have created or may create and for which they or any of their existing or future affiliates is the issuer and lead underwriter. This definition, however, shall not apply to proprietary products or offerings in existence at the time of affiliation with MKC or MAM through any future acquisition, merger or other form of business combination with an entity not currently under common control with MKC or MAM. Nor shall this definition apply to future proprietary products or offerings that are created following such acquisition, merger or other form of business combination, unless such proprietary products are created by MKC or MAM.

customer, consultant, attorney-client, auditing, or other professional relationship with the independent auditor.

The scope of the independent auditor’s engagement shall be approved by the States’ Representative prior to the commencement of the audit, and shall include, but is not limited to, reviews and examinations of:

a.

All firm policies and procedures, relating to proprietary products and/or proprietary offerings including, but not limited to, supervisory, books and records, compliance and document retention policies and procedures;

b.	The composition of each proprietary fund sold or recommended to clients at least annually;

c.	All proprietary product and/or proprietary offering marketing materials used or distributed by their agents, representatives, or other employees or affiliates, at least quarterly;

d.

Potential/actual conflicts of interest with any affiliates, including Regions Morgan Keegan Trust, F.S.B., MKC and MAM, or affiliated persons/control persons. Said review shall be annual unless an increased frequency is deemed necessary by state, federal, and SEC entities; and

15. Further, the independent auditor shall:

a.	Consult with the States’ Representative and the SEC about areas of concern prior to entering into an engagement document with MKC and MAM;

b.

Draft and provide reports as often as may be agreed upon by the States’ Representative and the independent auditor with an assessment of the status, compliance, and recommendations pertaining to the organizational, procedural, and policy issues that are the subject of the engagement;

c.

Simultaneously distribute copies of the reports from paragraph 15b above to MKC, MAM, the States’ Representative and the SEC; the States’ Representative may distribute the report to NASAA members as the States’ Representative deems appropriate. These reports will be deemed confidential and, upon receipt of any legal process or request pursuant to a state’s public information statute or a federal Freedom of Information Act (“FOIA”) request for access, the state regulator shall promptly notify MKC and/or MAM, in order that the Respondents have an opportunity to challenge the release of the information;

d.	Submit copies of all drafts, notes, and other working papers to coincide with the issuance of the reports;

e.	Issue recommendations for changes to policies, procedures, compliance, books and records retention programs, and all other areas that are the subject of the engagement;

f.	Establish reasonable deadlines for the implementation of the recommendations provided in the report; and

g.	For any recommendations noted but not included in the final report, provide justification for excluding the recommendation from the final report.

16. MKC and MAM shall:

a.	Review the reports submitted by the independent auditor;

b.

Within sixty (60) days of the issuance of an audit report, submit, in writing, to the States’ Representative and the SEC any objections to implementation of any of the recommendations made by the independent auditor;

c.

If no objection to a recommendation is made within the sixty (60) day deadline, the recommendation will be implemented within the time frame established for the recommendation by the independent auditor in the report; and

d.

If objection is timely made to a recommendation, the States’ Representative and the SEC will consider the objections, review the recommendation and determine jointly whether implementation shall be required over the objections of MKC and MAM.

17. MKC and MAM shall retain within sixty (60) days of the entry of this Consent Order, at their own expense, an independent consultant (“Consultant”), acceptable to the States’ Representative, and the SEC. The Consultant shall review MKC’s and/or MAM’s: (i) current written supervisory and compliance procedures concerning product suitability; (ii) current written supervisory and compliance procedures regarding recommendations and disclosures relating to registered investment companies; (iii) current written supervisory and compliance procedures relating to advertising and sales literature regarding the purchase and sale of registered investment companies; and (iv) the implementation and effectiveness of (i) through (iii); provided that the lookback period for (i) through (iii) shall not exceed the twelve month period prior to the entry of this Consent Order.

a.

Within one hundred twenty (120) days after the entry of this Consent Order, the Consultant shall make an Initial Report with recommendations thereafter on such policies and procedures and their implementation and effectiveness. The Initial Report shall describe the review performed and the conclusions reached, and will include any recommendations for reasonable changes to policies and procedures. MKC and MAM shall direct the Consultant to submit the Initial Report and recommendations to the States’ Representative and the SEC at the same time it is submitted to MKC and MAM.

b.

The parties hereto recognize that the Consultant will have access to privileged or confidential trade secrets and commercial or financial information and customer identifying information the public dissemination of which could place MKC and MAM at a competitive disadvantage and expose their customers to unwarranted invasions of their personal privacy. Therefore, it is the intention of the parties that such information shall remain confidential and protected, and shall not be disclosed to any third party, except to the extent provided by applicable FOIA statutes or other regulations or policies.

c.

Within thirty (30) days of receipt of the Initial Report, MKC and MAM shall respond in writing to the Initial Report. In such response, MKC and MAM shall advise the Consultant, the States’ Representative, and the SEC, the recommendations from the Initial Report that MKC and MAM have determined to accept and the recommendations that they consider to be unduly burdensome. With respect to any recommendation that MKC and MAM deem unduly burdensome, MKC and MAM may propose an alternative policy, procedure or system designed to achieve the same objective or purpose.

d.

MKC and MAM shall attempt in good faith to reach agreement with the Consultant within sixty (60) days of the date of the receipt of the Initial Report with respect to any recommendation that MKC and MAM deem unduly burdensome. If the Consultant and MKC and MAM are unable to agree on an alternative proposal, MKC and MAM shall submit, in writing, to the States’ Representative and the SEC, their objections and any alternative proposal(s) made to the Consultant, and the States’ Representative and the SEC shall determine jointly whether implementation shall be required over the objections of MKC and MAM or whether to accept the alternative proposal(s). Within ninety (90) days of the date of the receipt of the Initial Report or, in instances in which an alternative proposal is submitted, ninety (90) days from a joint decision by the States’ Representative and the SEC regarding any objectionable portions of the Initial Report, MKC and MAM shall, in writing, advise the Consultant, the States’ Representative, and the SEC of the recommendations and proposals that they are adopting.

e.

No later than one (1) year after the date of the Consultant’s Initial Report, MKC and MAM shall cause the Consultant to complete a follow-up review of MKC’s and MAM’s efforts to implement the recommendations contained in the Initial Report, and MKC and MAM shall cause the Consultant to submit a Final Report to the States’ Representative, and the SEC. The Final Report shall set forth the details of MKC’s and MAM’s efforts to implement the recommendations contained in the Initial Report, and shall state whether MKC and MAM have fully complied with the recommendations in the Initial Report.

f.

MKC and MAM shall cause the Consultant to complete the aforementioned review and submit a written Final Report to MKC, MAM, the States’ Representative, and the SEC within three hundred sixty (360) days of the date of the

Initial Report. The Final Report shall recite the efforts the Consultant undertook to review MKC’s and MAM’s policies, procedures, and practices; set forth the Consultant’s conclusions and recommendations; and describe how MKC and MAM are implementing those recommendations.

g.

To ensure the independence of the Consultant, MKC and/or MAM: (a) shall not have the authority to terminate the Consultant without prior written approval of the States’ Representative; (b) shall compensate the Consultant, and persons engaged to assist the Consultant, for services rendered pursuant to this Order at their reasonable and customary rates; (c) shall not be in and shall not have an attorney-client relationship with the Consultant and shall not seek to invoke the attorney-client or any other privilege or doctrine to prevent the Consultant from transmitting any information, reports, or documents to the States; and (d) during the period of engagement and for a period of two (2) years after the engagement, shall not enter into any employment, customer, consultant, attorney-client, auditing, or other professional relationship with the Consultant. Notwithstanding the foregoing, the Consultant may serve as a Consultant for both MKC and MAM.

18. MKC and MAM shall provide, for a period of three (3) years, to all of their registered agents and investment adviser representatives mandatory,

comprehensive, and ongoing (i) product/offering training on each of the proprietary products/offerings that they sell or recommend to clients, and (ii) training on suitability and risks of investments generally. The training required pursuant to this paragraph shall be in addition to any continuing education training required to maintain the registrations of the registered agents and investment adviser representatives and shall include, at a minimum, training on all of the following:

a.	Suitability as it applies to the various types of products/offerings, proprietary or otherwise, the FA sells at MKC;

b.

The type and nature of the holdings and risks attendant thereto in any proprietary product/offering sold by the firm, for which the firm or any affiliate purchased the underlying holdings, that the registered person will be selling or recommending to clients;

c.	The risks associated with the proprietary product/offering; and

d.	Conflicts of interest that may arise as a result of the sale/recommendation of the proprietary product/offering.

19. For training related to proprietary products/offerings, MKC and MAM shall develop and implement course evaluations to be completed by each FA in order to assess the effectiveness of the training.

20. MKC and MAM shall;

a.	Maintain a log of each agent/representative’s completed courses, copies of which they shall provide to the States’ Representative upon request;

b.	Only allow agents/representatives to sell/recommend proprietary products and/or proprietary offerings for which they have completed and verified training;

c.

Maintain an archive of all training material that may be accessed by agents/representatives on an as-needed basis after training is completed, copies of which they shall provide to the States’ Representative upon request;

d.

Maintain current training materials on proprietary products and/or proprietary offerings being offered or sold to any of their clients, copies of which they shall provide to the States’ Representative upon request;

e.

Maintain a manned product/offering help desk that is available to answer questions from agents/representatives during regular business hours, the person manning such shall be registered with a minimum of a Series 65 or 7 license or registration; and

f.	Provide to the ASC an annual certification that MKC and MAM are in compliance with the required training and maintenance of training materials.

21. One person shall not simultaneously hold the positions of General Counsel and Chief Compliance Officer for either Respondent.

22. Nothing herein shall preclude the State of Alabama, its departments, agencies, boards, commissions, authorities, political subdivisions, and corporations (collectively “State Entities”), other than the ASC and only to the extent set forth herein, from asserting any claims, causes of action, or applications for compensatory, nominal and/or punitive damages, administrative, civil, criminal, or injunctive relief against MKC and MAM in connection with the marketing and sales practices of the Funds at MKC or MAM.

23. Any dispute or default other than related to payments as referenced in paragraph 10 related to this Consent Order shall be construed and enforced in accordance with, and governed by, the laws of the State of Alabama without regard to any choice of law principles.

24. Unless otherwise stipulated, the parties intend that the monies allocated through the SEC’s Fair Fund and/or the States’ Fund, including the monies allocated pursuant to this Consent Order, to the investors of any given state will be treated as an offset against any order for MKC, MAM or Kelsoe, or any of them, to pay any amount (whether designated as restitution, fines or otherwise compensatory in nature) in any action brought by that State or any of the regulatory agencies thereof and not concluded by this Consent Order. Notwithstanding the foregoing, and except as delineated in paragraphs 44 through 46, this Consent Order is presumed to be treated as a settlement for evidentiary purposes not as evidence of either damage or liability itself. MKC and MAM further agree that in the event they should enter into a consent order prior to an adjudication on the merits with another State’s securities regulator which provides each investor a higher return of losses per invested dollar than under the terms of this Consent Order, then the ASC may, at its option, obtain the same payout of losses per invested dollar for the investors of this State.

25. Respondents MKC, MAM, and Kelsoe agree not to make or permit to be made any public statement denying, directly or indirectly, any finding in this Consent Order or creating the impression that this Consent Order is without factual basis. Nothing in this paragraph affects MKC’s, MAM’s, or Kelsoe’s: (i) testimonial obligations, or (ii) right to take legal or factual positions in defense of litigation or arbitration or in defense of other legal proceedings in which the ASC is not a party.

26. In connection with any action by the ASC against Sullivan, Wood, or Stringer, MKC and MAM will produce, upon reasonable notice but without service of a subpoena, any and all documents and other information requested by the ASC, and make available witnesses under their control for any further testimony, investigations, administrative proceedings or hearings and shall cooperate fully in any and all current or future administrative proceedings against those parties. If any documents or other information requested is claimed as “privileged”, Respondents shall provide a “privilege log” and any further dispute concerning production of said document(s) shall be submitted to a hearing officer under applicable state rules or procedures for final determination. Nothing herein shall affect any statutory authority of the ASC, including but not limited to, inspections, visits, examinations, and/or the production of documents.

27. This Consent Order shall be binding upon MKC and MAM, and their successors and assigns, with respect to all conduct subject to the provisions above and all future obligations, responsibilities, undertakings, commitments, limitations, restrictions, events, and conditions.

Dated this      day of June, 2011.

BY ORDER OF THE ALABAMA SECURITIES COMMISSION

Alabama Securities Commission

CONSENT TO ENTRY OF ADMINISTRATIVE ORDER BY

MORGAN ASSET MANAGEMENT, INC.

AND MORGAN KEEGAN & COMPANY, INC.

Morgan Asset Management, Inc. and Morgan Keegan & Company, Inc. (“Respondents”) hereby acknowledge that they have been served with a copy of this Administrative Consent Order (“Consent Order”), have read the foregoing Consent Order, are aware of each of their right to a hearing and appeal in this matter, and have waived the same.

Respondents admit the jurisdiction of the ASC; admit to the allegations in paragraphs 41 through 43 of Section II, relating to the maintenance of books and records, but otherwise neither admit nor deny any of the findings of fact, allegations, assertions or conclusions of law that have been made herein in this proceeding; and Respondents further consent to entry of this Consent Order by the ASC as settlement of the issues contained in this Consent Order.

Respondents enter into this Consent Order voluntarily and represent that no threats, offers, promises, or inducements of any kind have been made by the ASC or any member, officer, employee, agent, or representative of the ASC to induce Respondents to enter into this Consent Order other than as set forth in the Consent Order.

                      represents that he/she is                      of Morgan Asset Management, Inc. and that, as such, has been authorized by Morgan Asset Management, Inc. to enter into this Consent Order for and on behalf of Morgan Asset Management, Inc.

                      represents that he/she is                      of Morgan Keegan & Company, Inc. and that, as such,

has been authorized by Morgan Keegan & Company, Inc. to enter into this Consent Order for and on behalf of Morgan Keegan & Company, Inc.

Respondents agree that they shall not claim, assert, or apply for a tax deduction or tax credit with regard to the State of Alabama for any monetary penalty or restitution that Respondents shall pay pursuant to this Consent Order. Respondents understand and acknowledge that these provisions are not intended to imply that the ASC would agree that any other amounts Respondents shall pay pursuant to this Consent Order may be reimbursed or indemnified (whether pursuant to an insurance policy or otherwise) under applicable law or may be the basis for any tax deduction or tax credit with regard to any state, federal, or local tax.

Dated this      day of June, 2011.

MORGAN ASSET MANAGEMENT, INC.

By:

Title:

STATE OF	)
	)	ss.
County of	)

SUBSCRIBED AND SWORN TO before me by                                         , this      day of June, 2011.

Notary Public

My commission expires:

MORGAN KEEGAN & COMPANY, INC.

By:

Title:

STATE OF	)
	)	ss.
County of	)

SUBSCRIBED AND SWORN TO before me by                                         , this      day of June, 2011.

Notary Public

My commission expires:

CONSENT TO ENTRY OF ADMINISTRATIVE ORDER BY JAMES C. KELSOE, JR.

James C. Kelsoe, Jr. (“Individual Respondent”) hereby acknowledges that he has been served with a copy of this Consent Order (“Consent Order”), has read the foregoing Consent Order, is aware of his right to a hearing and appeal in this matter, and has waived the same.

Individual Respondent admits the jurisdiction of the Division; but otherwise neither admits nor denies any of the findings of fact, allegations, assertions or conclusions of law that have been made herein in this Consent Order; and Individual Respondent further consents to entry of this Consent Order by the Division as settlement of the issues contained in this Consent Order.

Individual Respondent enters into this Consent Order voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Division or any member, officer, employee, agent, or representative of the Division to induce Individual Respondent to enter into this Consent Order.

Individual Respondent agrees, if applicable, that he shall not claim, assert, or apply for a tax deduction or tax credit with regard to the State of Alabama, for any monetary penalty that Individual Respondent shall pay pursuant to this Consent Order. Individual Respondent understands and acknowledges that these provisions are not intended to imply that the Division would agree that any other amounts Individual Respondent shall pay pursuant to this Consent Order may be reimbursed or indemnified (whether pursuant to an insurance policy or otherwise) under applicable law or may be the basis for any tax deduction or tax credit with regard to any state, federal, or local tax.

Dated this      day of June, 2011.

JAMES C. KELSOE, JR.

By:

STATE OF	)
	)	ss.
County of	)

SUBSCRIBED AND SWORN TO before me by                     , this day of June, 2011.

Notary Public

My commission expires: